, 2019
Exhibit 99.1
LIBERTY LATIN AMERICA RELEASES 2021 ESG ANNUAL REPORT

Denver, Colorado – July 14, 2022: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today released its second annual ESG report outlining the Company’s commitment to environment, social, and governance (“ESG”) practices across its operations in Latin America and the Caribbean. The report expands on the company’s inaugural ESG reporting effort, including additional metrics for 2021. It can be found in its entirety on the company website at https://investors.lla.com/esg/.

Balan Nair, CEO of Liberty Latin America, said, “I am excited to share our 2021 ESG report, which demonstrates our commitment to responsible and sustainable practices across our operations in Latin America and the Caribbean. We are pleased to report significant progress with respect to our energy consumption, data privacy and security efforts, and commitment to positive social change. At Liberty Latin America, we believe in leading the way towards a more sustainable future by ensuring our operations help make our world a better place for our employees, our customers, our communities, and our shareholders.”

The report was prepared in accordance with the Sustainability Accounting Standards Board (“SASB”) for the Telecommunications Services industry with data through December 31, 2021. It shows progress against the SASB standards with respect to energy consumption, data privacy, and security efforts. In addition, this year’s report is complemented with the first disclosure of direct (Scope 1 and 2) carbon emissions across Liberty Latin America.

ABOUT LIBERTY LATIN AMERICA

Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil and BTC. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations: Media Relations:
Kunal Patel ir@lla.com Claudia Restrepo llacommunications@lla.com